SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Upbancorp, Inc.
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Proxy Statement Supplement

May 13, 2003

To the Shareholders of Upbancorp, Inc.:

        On April 18, 2003, we mailed to you a proxy statement advising you that Upbancorp had entered into an agreement and plan of merger with Bridgeview Bancorp, Inc., which provides that Bridgeview will acquire Upbancorp by causing Upbancorp to merge with a wholly owned subsidiary of Bridgeview. Upon the consummation of this merger, Upbancorp shareholders will receive cash for their shares of Upbancorp common stock as more fully described in the proxy statement. This document is intended to supplement the proxy statement.

        The merger is subject, among other conditions, to the approval of the Upbancorp shareholders at its annual meeting currently scheduled to be held on May 20, 2003.

        This supplement contains information about an expression of interest to acquire our company which was received on May 2, 2003. To provide our shareholders with sufficient time to review the supplement before we submit the annual meeting proposals to a vote, we have postponed the annual meeting date from May 20, 2003 until June 3, 2003. The annual meeting will be held at 9:45 a.m. on Tuesday, June 3, 2003 at the offices of Uptown National Bank of Chicago, 4753 North Broadway, Chicago, Illinois.

        As indicated in the proxy statement (see "The Merger—Background of the Merger" (pages 19-20 of the proxy statement)), on April 3, 2003, Upbancorp received an unsolicited expression of interest from a bank holding company headquartered in the Chicago area indicating its interest in acquiring our company. After reviewing the letter, your board of directors determined on April 11, 2003, that the expression of interest was not superior to the merger proposal with Bridgeview and, therefore, elected not to proceed further.

        On May 2, 2003, Upbancorp received a revised expression of interest from this bank holding company. Your board of directors met on May 7 and May 8, 2003, to review this expression of interest. Under the terms of the merger agreement with Bridgeview, we are prohibited from negotiating with a third party concerning a competing proposal unless certain conditions are satisfied, including a determination by our board of directors that the competing proposal is a "superior proposal." For the purposes of the merger agreement, a "superior proposal" means a competing proposal that our board of directors determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to our shareholders than the merger, taking into account all relevant factors. The merger agreement also provides that if Upbancorp elects to consider a superior proposal and eventually accepts it, it might owe a $2.5 million termination fee to Bridgeview.

        Representatives of Howe Barnes, Upbancorp's financial advisor, and Upbancorp's legal counsel, Hinshaw & Culbertson, attended the May 7 and May 8, 2003 board meetings. Although in its May 2 expression of interest the bank holding company attempted to address concerns raised by our board of directors with respect to the original expression received on April 3, 2003, our board of directors concluded that the May 2 expression of interest was an offer by the bank holding company to pay $62 million for all of Upbancorp's common stock, which offer was subject to the company's completion of its due diligence review, the execution of a definitive agreement and the receipt of required regulatory approvals.

        In its deliberations, the board noted that Upbancorp had spent over 18 months seeking a viable buyer and that after discussions and negotiations with various parties, Bridgeview was the only party that showed a serious interest in acquiring Upbancorp. The board also noted that Bridgeview had advised Upbancorp on May 2, 2003 that it had received all required regulatory approvals and was prepared to consummate the merger on or just after the shareholder vote.

        The board was concerned that the $62 million offer was just that—an offer—which could be reduced following the completion of the bank holding company's due diligence and the negotiation of the definitive agreement. This offer was also subject to the receipt of regulatory approvals. The board observed that the entire process of permitting due diligence, negotiating a definitive agreement and completing a transaction with this company could take several months, with no assurance that the company would receive the required regulatory approvals or that the final price (after due diligence and contract negotiations) would be better than what Bridgeview was offering. The board also noted that starting a new transaction at this point (with the prospects of completion being several months away) could have a negative impact on our employees and customers.

        These factors were contrasted against the fact that Bridgeview has received all required regulatory approvals and is prepared to consummate the merger in late May or early June following the receipt of the approval of our shareholders of the merger. The board was also advised by Howe Barnes that Howe Barnes was unable to conclude that the expression of interest was a superior proposal to the merger with Bridgeview. Howe Barnes also reaffirmed its opinion that the consideration to be received by Upbancorp shareholders for their shares of Upbancorp common stock in the merger was fair to the Upbancorp shareholders from a financial point of view.

        After reviewing the expression of interest and discussing various matters, your board of directors unanimously determined that the expression of interest was not superior to the merger with Bridgeview and, therefore, elected not to proceed further with this expression of interest.

        The board also reaffirmed its conclusion that the Bridgeview transaction is fair to, and in the best interests of, Upbancorp's shareholders.

        In light of the foregoing, your board of directors determined that it is in the best interests of Upbancorp's shareholders to provide this additional information to you and to postpone the upcoming annual meeting to allow you the opportunity to review this information. As a consequence, the annual meeting originally scheduled for May 20, 2003 has been postponed to Tuesday, June 3, 2003, at 9:45 a.m. at the main offices of Uptown National Bank of Chicago, located at 4753 North Broadway, Chicago, Illinois.

        As of the date of this supplement, your board of directors continues to believe the merger with Bridgeview to be in the best interests of our shareholders and continues to unanimously support the merger.

        If you have already completed and returned the proxy card we sent to you with the proxy statement and you do not wish to change your vote on the merger or the other matters to be considered at the annual meeting, you do not need to do anything. Your previously submitted proxy card will be voted as you have directed. All shareholders as of the original record date of April 15, 2003, will be entitled to vote by proxy or in person at the postponed meeting.

        If you wish to change your vote on the merger or the other matters under consideration, you may do so by:

  •
  filing a later dated proxy prior to a vote being taken on a particular proposal at the Upbancorp annual meeting, or

  •
  attending the annual meeting and voting in person.

        Your latest dated proxy or vote will be counted. To receive another proxy, please call Evy Alsaker at (773) 989-5723 or write her at Upbancorp, Inc., 4753 North Broadway, Chicago, Illinois.

        If you have not yet voted on the proposal to approve the agreement and plan of merger or the other matters to be considered at our annual meeting and wish to do so at the present time, you may complete the proxy card previously delivered to you and return it to Upbancorp.

        Unless revoked, the shares represented by proxies already submitted will be voted at the annual meeting and all adjournments thereof.

        For more information about the merger, please review the proxy statement that we previously sent to you and the agreement and plan of merger attached as Annex A to that document.

        On behalf of the Board of Directors, I thank you for your support and urge you to vote "For" approval of the agreement and plan of merger.

Very truly yours,

Richard K. Ostrom, Chairman, President and Chief Executive Officer

The date of this supplement to the April 18, 2003 proxy statement is May 13, 2003, and it was first mailed to Upbancorp shareholders on May 13, 2003.